Exhibit 99.2

The following unaudited pro forma condensed combined statement of financial condition as of March 31, 2019 combines our consolidated historical statement of financial condition with that of Tectonic Holdings, LLC, assuming the companies had been combined as of January 1, 2018, in each case pursuant to ASC 805-50.

Unaudited Pro Forma Condensed Combined Statement of Financial Condition as of March 31, 2019

(Dollars in thousands, except share data)	Tectonic Financial, Inc.	Tectonic Holdings, LLC	Pro Forma Adjustments(7)		Pro Forma Combined
Assets
Cash and due from banks	$1,147	$5,857	$(2,617)	(1)	$4,387
Interest-bearing deposits	11,282	—			11,282
Federal funds sold	502	—			502
Total cash and equivalents	12,931	5,857	(2,617)		16,171
Securities available for sale	11,371	—			11,371
Securities held to maturity	7,612	—			7,612
Securities, restricted at cost	1,933	100			2,033
Loans held for sale	16,272	—			16,272
Loans, net of allowance for loan losses of $939	238,118	—			238,118
Property and equipment, net	5,207	789			5,996
Operating lease right of use asset, net	—	980			980
Core deposit intangible, net	1,331	—			1,331
Goodwill	10,729	14,112	(14,112)	(2)	10,729
Other assets	5,074	3,613	(1,887)	(3)	6,800
Total assets	$310,578	$25,451	$(18,616)		$317,413

Liabilities and Shareholders’ Equity

Liabilities
Demand deposits:
Non-interest bearing	$34,857	$—	$(2,617)	(1)	$32,240
Interest bearing	69,495	—			69,495
Time deposits	152,423	—			152,423
Total deposits	256,775	—	(2,617)		254,158
Lease liability	—	1,172			1,172
Borrowed funds	8,129	8,034	(9,284)	(6)	6,879
Subordinated notes	12,000	—			12,000
Deferred tax liabilities	527	—			527
Other liabilities	2,999	1,319	571	(3)	4,889
Total liabilities	280,430	10,525	(11,330)		279,625

Shareholders’ Equity
Preferred stock $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding actual, 80,338 Series A shares issued and outstanding pro forma	—	—	1	(6)	1
Common stock, $0.01 par value; 10,000,000 shares authorized, 6,570,000 shares issued and outstanding, actual and 6,568,750 shares issued and outstanding pro forma	66	—			66
Additional paid-in capital	23,393	—	2,901	(5)	26,294
Retained earnings	6,743	—	4,738	(4)	11,481
Accumulated other comprehensive loss	(54)	—			(54)
Total shareholders’ equity	30,148	—	7,640		37,788
Members’ equity	—	14,926	(14,926)		—
Total members’ equity	—	14,926	(14,926)		—
Total liabilities and members’/shareholders’ equity	$310,578	$25,451	$(18,616)		$317,413

Notes to Unaudited Pro Forma Condensed Combined Statement of Financial Condition

(1)	Eliminates the cash at Tectonic Holdings that is held in accounts at the Bank against the deposit liability at the Bank.
(2)

Eliminates an intangible asset that is included in Tectonic Holdings’ financial statements. This relates to the long-lived advisory contract that Tectonic Holdings has with the Bank. The value of this intangible will be absorbed within the combined entity following the merger.

(3)

Eliminates the intercompany payables and receivables, which are primarily investment advisory fees between Tectonic and the Bank for the current month, and a loan of $1,250 from Tectonic Holdings to the Company made during the first quarter 2019.

(4)

To illustrate the effect of the merger having been consummated on January 1, 2018, the adjusted net income of Tectonic Holdings for the year ended December 31, 2018 and the three months ended March 31, 2019 has been closed to retained earnings in the amount of $4,738. As Tectonic Holdings is a limited liability company treated as a partnership for federal income tax purposes, it does not pay federal income taxes. An adjustment to income tax expense of $1,207 and a related payable has been recognized to record the tax effect of the results of Tectonic Holdings as though the companies had been combined as of January 1, 2018, assuming a tax rate of 21.0% applied to taxable income for the year ended December 31, 2018 and the three months ended March 31, 2019.

(5)

Gives effect to the net adjustments to additional paid in capital from the elimination of the intangible asset discussed in footnote (2), the net carryover of the assets and liabilities of Tectonic Holdings to the Company, and the additional paid in capital from the conversion of the subordinated debt in footnote 6. The merger provides for the issuance of common stock on a one-for-one basis to the members of Tectonic Holdings, followed by a reverse stock split, resulting in 6,568,750 common shares outstanding following the merger.

(6)

Gives effect to the conversion of the subordinated debt of Tectonic Advisors into Tectonic Holdings preferred units into Series A preferred stock, such conversion to occur in connection with the merger.

(7)

The merger of Tectonic Holdings with and into Tectonic Financial has been accounted for in this pro forma condensed combined statement of income as a combination of businesses under common control in accordance with ASC 805-50. Under ASC 805-50, all the assets and liabilities of Tectonic Holdings are carried over to the books of Tectonic Financial at their then current carrying amounts. Therefore, no adjustments are necessary to depreciation or amortization expense included in occupancy and equipment with respect to the acquired assets of Tectonic Holdings.

The following unaudited pro forma condensed combined statement of income for the three months ended March 31, 2019 combines our consolidated historical income statement and Tectonic Holdings assuming the companies had been combined as of January 1, 2018, pursuant in each case to ASC 805-50.

Unaudited Pro Forma Condensed Combined Statement of Income
For the Three Months Ended March 31, 2019

(Dollars in thousands, except share data)	Tectonic Financial, Inc.	Tectonic Holdings, LLC	Pro Forma Adjustments		Pro Forma Combined
Interest Income:
Loan, including fees	$3,831	—	$-		$3,831
Securities	209	—			209
Federal funds sold	3	—			3
Interest-bearing deposits	65	—			65
Total interest	4,108	—	—		4,108

Interest Expense:
Deposits	1,146	—			1,146
Borrowed funds	292	201	(201)	(4)	292
Total interest expense:	1,438	201	(201)		1,438

Net interest income	2,670	(201)	201		2,670

Provision for Loan Loss	83	—	—		83
Net interest income after provision for loan losses	2,587	(201	201		2,587

Non-interest Income
Trust income	2,278	—			2,278
Loan servicing fees, net	(100)	—			(100)
Advisory income	—	2,208	(1,103)	(1)	1,105
Brokerage income	—	2,062			2,062
Rental income	82	—			82
Service fees and other income	1,842	9	(61)	(2)	1,790
Total non-interest income	4,102	4,279	(1,164)		7,217

Non-interest Expense:
Salaries and employee benefits	2,272	2,108			4,380
Occupancy and equipment	290	—			290
Trust expenses	1,580	—	(1,103)	(1)	477
Brokerage and advisory direct costs	—	419			419
Professional fees	331	30			361
Data processing	229	—			229
Other	271	880	(61)	(2)	1,090
Total non-interest expense	4,973	3,437	(1,164)		7,246
Income before income taxes	1,716	641	201		2,558

Income tax expense	364	—	198	(3)	562
Net Income	1,352	641	3	(3)	1,996
Preferred stock dividends	—	—	(201)		(201)
Net income available to common shareholders	$1,352	$641	$(198)		$1,795
Earnings per common share
Basic and diluted earnings per share	$0.21	$0.10
Weighted-average shares used in computation of basic and diluted earnings per share	6,570,000	6,567,500

Pro forma basic and diluted earnings per share					$0.27

Pro forma weighted-average shares used in computation of basic and diluted earnings per share					6,568,750

Notes to Unaudited Pro Forma Condensed Combined Statement of Income

(1)	Advisory income at Tectonic Advisors, a subsidiary of Tectonic Holdings, has been eliminated against trust expenses at the Company in the amount of $1,103 for the three months ended March 31, 2019.
(2)	Service agreements between Tectonic Holdings and Tectonic Financial have been eliminated in the amount of $61 for the three months ended March 31, 2019.
(3)

Tectonic Holdings is a limited liability company treated as a partnership for federal income tax purposes, and therefore, does not pay taxes. An adjustment to income tax expense of $198 has been recognized to record the tax effect of the results of Tectonic Holdings as though the companies had been combined as of January 1, 2018, assuming a tax rate of 21.0% applied to taxable income for the three months ended March 31, 2019.

(4)

Gives effect to the restatement of interest expense on the subordinated debt totaling $201 to preferred dividends in the same amount, such conversion of the Tectonic Advisors subordinated debt to Tectonic Holdings preferred units to Series A preferred stock to occur in connection with the merger.

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